Customers Snap Up Record Numbers of Ford Brand SUVs in First Half ; F-Series Has Best June Performance Since 2001; Demand for High-Series Trucks Drives Further Pricing Gains

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JUNE 2017 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	**227,979**	**152,396**	**75,583**	**97,536**	**77,712**	**52,731**
Versus June 2016	-5.1%	0.0%	-13.9%	1.2%	3.2%	-23.0%

HIGHLIGHTS

- **Ford Motor Company's June U.S. sales** totaled 227,979 vehicles – down 5.1 percent compared to last year
- **June retail results totaled 152,396 vehicles,** flat versus last year's retail results
- **Fleet sales in June of 75,583 vehicles** were down 13.9 percent
- **First-half company sales of 1,301,102 vehicles** represent a 3.8 percent decline versus 2016
- **Ford first-half retail sales down 2.1 percent,** with 864,156 vehicles sold
- **Ford fleet sales through June totaled 436,946 vehicles,** a 7.1 percent decline – as expected – due to the timing of fleet deliveries
- **Ford's June average transaction pricing** grew $1,800 – another month of significant increase compared to the overall industry gain of $520*
- **Ford F-Series sales of 77,895 trucks** up 9.8 percent last month; through June, F-Series sales were up 8.8 percent, with 429,860 pickups sold. Strong demand for high-series trucks and Raptor drove F-Series transaction pricing to a $3,100 gain for the month – more than twice the segment average
- **Ford Explorer sales increased 22.7 percent,** with 21,304 SUVs sold, with one-third of retail sales coming from high series (Limited, Platinum, Sport)
- **Lincoln retail sales increased 11.3 percent in June;** retail sales up 8.9 percent through first-half 2017

About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 202,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.

*Average transaction pricing is based on J.D. Power and Associates PIN data.



"Customers drove a record 406,464 Ford brand SUV sales in the first half of this year, with Explorer sales increasing 23 percent in June. F-Series continues expanding its sales and share this year, with customers opting for high-series pickups and investing in class-exclusive features that only Ford trucks offer."

Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

KEY VEHICLES



Ford F-Series Super Duty

Through the first half of 2017, F-Series sales are outpacing the segment – up 8.8 percent, with 429,860 trucks sold. First-half sales reflect F-Series' best results since the trucks' record sales run in 2004. High-series Super Dutys were 55 percent of retail sales in June.



2018 Ford Explorer

Ford Explorer sales increased 22.7 percent in June versus a year ago, with 21,304 SUVs sold. This marks Explorer's best June sales performance in 12 years, with sales up 18 percent in the nation's largest SUV market – the North East. The 2018 Explorer, pictured left goes on sale this fall.



2018 Ford Expedition

First-half Ford brand SUV sales are up 2.9 percent, with more than 400,000 vehicles sold – a new first-half record. Pictured, left, is the all-new Expedition with the recently introduced FX4 Off-Road Package. The 2018 Expedition goes on sale this fall.



2018 Lincoln Navigator

Lincoln just finished 17 consecutive months of increasing retail sales, with the brand's retail sales off to their best start in a decade. June retail results for Lincoln were up 11.3 percent. The all-new Lincoln Navigator, left, arrives in dealer showrooms later this year.

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

June 2017 Sales

JUNE 2017 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

JUNE 2017

	June 2017		June CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	13.2%	(2.4) points	15.1%	(0.1) points
Commercial	12.7%	(0.6) points	12.2%	(0.8) points
Government	7.3%	(0.5) points	6.3%	(0.3) points
Total Fleet	33.2%	(3.4) points	33.6%	(1.2) points

	June 2017		May 2017		June 2016	
Gross Stock (incl. in-transit)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	167,222	82	165,543	68	175,716	67
SUVs	203,083	68	196,011	60	194,411	67
Trucks	325,973	87	329,711	83	354,254	96
Total	696,278	79	691,265	72	724,381	78

	June 2017		May 2017		June 2016	
Dealer Stock (on ground)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	135,611	67	133,273	55	136,098	52
SUVs	165,014	55	161,170	50	159,987	55
Trucks	279,226	74	279,106	70	307,438	83
Total	579,851	66	573,549	59	603,523	65

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com

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June 2017 Sales